UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

ATLAS AIR WORLDWIDE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or

           Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Shareholder Engagement In-Season Engagement 2016

Executive Summary Pay for Performance Alignment Shareholder Outreach and Responsiveness Business Performance Commitment to Best Practices Capital Allocation Strategy We have made an extensive, multiyear effort to solicit and understand shareholder perspectives, engaging with shareholders for the past 5 years and targeting 75% of our outstanding shares. We have made significant changes to our compensation program and disclosures, as well as enhancements to our corporate governance practices, as a result of our shareholder engagement. We delivered strong performance in 2015, significantly growing earnings, outperforming the airfreight market, reducing leverage and refinancing high-cost debt We continue to execute on strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies and enhance our portfolio of assets and services We remain committed to returning value to shareholders; in 2015, we maintained a strong cash position while repurchasing 1.7% of our outstanding shares (also 1.8% in 2014, 6.5% in 2013); $25 million authority remaining More than 65% of total CEO compensation opportunity is performance-based, including a majority of long-term compensation We use a robust process to set performance metrics in order to align with our short- and long-term operating plans, budget and anticipated market conditions Our payouts are strongly linked to company performance: no payout was made for the 2013 – 2015 long-term performance awards due to the impact of the settlement of a legacy civil class action antitrust lawsuit in 2015 We maintain strong, well-balanced governance practices, a highly qualified board, independent board leadership, and a practice of regular board refreshment, with the addition of two new director nominees in 2016 New Growth Initiatives In April 2016, we acquired Southern Air Holdings, Inc., providing us with immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers of both companies In May 2016, we agreed with Amazon to provide air cargo services with 20 B-767-300s in long-term contracts, which is expected to be significantly accretive to our earnings and cash flows over time

We have made an extensive, multiyear effort to solicit and understand shareholder perspectives, engaging with shareholders for the past five years Our outreach program over the past two years has targeted shareholders representing approximately 75% of our outstanding shares, with investor discussions occurring throughout the year In-Season Engagement: In 2015, prior to our annual meeting, we reached out to shareholders representing over 65% of outstanding shares (including each of our 20 largest holders) Off-Season Engagement: After our annual meeting, we reached out to shareholders representing ~75% of our outstanding shares and held discussions with all interested holders, representing ~50% of our outstanding shares, to obtain additional feedback on our corporate governance and executive compensation practices The board considered the feedback received from shareholders and incorporated this feedback into its discussions, including in setting and structuring compensation for 2016 and enhancing proxy statement disclosures As we approach our annual meeting on May 24, we continue to engage extensively with our shareholders to solicit their points of view and consider further improvements to our programs Shareholder Outreach and Engagement We value our shareholders’ input and continue to solicit feedback

34% v. 2014 Strong Performance in 2015 AAWW performed well in 2015, outperforming the airfreight market to deliver increased adjusted net income, adjusted EPS and free cash flow We continue to execute on strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services Our results reflect the strength of our ACMI and Dry Leasing businesses, growth in Charter, progress in our efficiency and productivity initiatives, and an increase in the average utilization of our operating fleet during the year as we capitalized on the demand for our aircraft and services (see the Appendix for more on business segments) Adjusted Net Income $125.3 million Adjusted EPS $5.01 35% v. 2014 Full-Year 2015 Financial Results 32% v. 2014 Free Cash Flow $326.8 million

Revenue and EBITDA Are Growing… 6.9% Revenue CAGR Revenue EBTIDA 15.6% EBITDA CAGR (dollars in thousands)

…Enabling Us to Strengthen the Balance Sheet Expect to pay down ~$40 million per quarter in 2016 Reduced Leverage Fleet Size

Southern Air Acquisition Southern Air, a premier provider of intercontinental and domestic air cargo services Strategically Compelling Expands AAWW platform into 777 and 737 aircraft operations Provides access to broadest array of aircraft and operating services Highly Complementary All-cash, debt-free transaction valued at ~$110 million Completed April 2016 All-Cash, Debt-Free Immediately accretive to earnings Adjusted EBITDA/net income margins in line with AAWW’s Anticipated to add ~$100 million in annualized revenues Immediately Accretive Drives greater diversification, scale and global footprint Provides solid foundation for additional growth Foundation for Growth

New Partnership with Amazon Strategic long-term relationship Supporting fast deliveries for Amazon’s customers 20 B767-300 converted freighters 10-year dry leases, 7- to 10-year CMI Amazon granted rights to acquire AAWW equity Inherent value creation Aligns interests, strengthens long-term relationship Meaningfully accretive Agreement provides for future growth opportunities

Disciplined Capital Allocation Strategy Maintaining a Strong Balance Sheet Returning Capital to Shareholders Refinanced high-cost EETC debt on 747-400s Refinanced higher rate term loans on 747-8Fs Maintained a strong cash position Repurchased 1.7% of outstanding shares (>10% over past three years) Remaining authority for up to $25 million Repurchases do not affect EPS or other incentive calculations We are committed to creating, enhancing and returning value to our shareholders through the disciplined execution of our capital allocation strategy Investing in the Business Acquired our tenth 747-8 Freighter Acquired two 767 aircraft for Dry Leasing

Close Link Between Pay and Performance Our Compensation Program: Aligns annual incentives with key annual financial objectives that directly tie to our strategy Aligns long-term incentive awards with our long-term strategic plan, executive retention and our shareholders’ interests Creates a pay mix portfolio with an appropriate balance of fixed and variable pay, as well as performance-based pay having short-term and long-term components 2015 Total CEO Compensation Opportunity* Payouts Reflect Performance Outcomes Performance-Based Long-Term Incentive For 3-year period: 2013-2015 No payout was made due primarily to the impact of the settlement of a legacy civil class action antitrust lawsuit in 2015 For 3-year period: 2012-2014 Payout at 50% of target, reflecting a challenging operating environment in 2012 and 2013 Performance-Based Compensation 66.6% * Assumes payout at maximum levels CEO’s Long-Term Incentive Opportunity* Aligned with Long-Term Success of the Company

Rigorous Goal Setting: 2015 AIP Target ©2012 Atlas Air Worldwide Holdings, Inc. Our EPS metric under the 2015 AIP is designed to be rigorous The EPS target amount of $4.10 in 2015 represented a 34% increase over $3.05, our target amount in 2014 The EPS target amount of $4.10 in 2015 represented a 42% increase over $2.88, the Company’s 2014 EPS achievement, excluding a $1.37 tax planning benefit not expected to recur The EPS metric under the AIP is not benefited by share repurchases

2015 AIP Target EPS Accounts for One-Time Tax Benefit in 2014 2014 GAAP EPS was $4.25, or $4.22 excluding the impact of share repurchases (as required by the AIP) GAAP EPS included $1.37 per share (calculated without any impact of share repurchases) related to beneficial tax planning regarding the treatment of extraterritorial income from the offshore leasing of certain of our aircraft. The tax benefit: Involved a significant amount of work, is cash flow positive and EPS accretive, and benefits all shareholders Was not expected to recur Excluding the $1.37 benefit related to the 2014 tax planning item, reported EPS would have been $2.88 2015 AIP Target of $4.10 per share was 42% greater than $2.88 per share, excluding the tax planning benefit for an “apples-to-apples basis” This significantly higher target was set with the expectation of an increase in global airfreight demand of just 4-5% and continuing decline in military demand Actual global airfreight demand ultimately increased just 2.2% in 2015 In this environment, the 2015 AIP Target EPS of $4.10 was quite rigorous

Compensation Program and Corporate Governance Changes in Recent Years In response to shareholder feedback, our Compensation Committee has made significant changes to our compensation program and corporate governance practices over the last several years CEO Compensation Benchmarking CEO long-term incentive (LTI) award grant level revised to be targeted at approximately the median of benchmark peer group Annual Bonus Performance Metrics Decreased weight of CEO individual performance element to 20% Annual CEO incentive objective weightings include: 60% EPS, 20% customer service and 20% individual Peer Group Revised multiple peer groups (compensation benchmarking and performance LTI) to a single new representative and relevant peer group, consisting of 20 companies in similar industries, with median revenue size approximately equal to total AAWW and Polar revenues Incentive Plans Performance Metrics Incentive plan metrics changed from relative to absolute measures tied to our long-term business strategy and important to shareholders (ROIC and EBITDA growth) Change-in-Control Provisions Long-term incentive awards have double trigger change-in-control provisions, with legacy single trigger awards comprising less than 10% of total legacy LTI awards Clawback Adopted incentive plan clawback policy, subject to revisions to align with new SEC rules Majority Voting Adopted majority voting standard in uncontested elections to enhance Director accountability and as a matter of best corporate governance practices. Board Refreshment Two new nominees up for election this year, enhancing the board’s overall level of skill and bringing new perspectives to the board and Committee decision-making processes Enhanced Stock Ownership Guidelines Revised our Guidelines to increase target ownership requirements for the Directors and the NEOs.

Compensation Program Uses a Sensibly Structured Peer Group Reflecting Polar Revenue In 2014, we changed our peer group in response to shareholder feedback to (i) include additional companies in similar industries with similarly sized revenues, and (ii) remove companies with larger revenues For 2015, our peer group includes companies that are, in comparison to AAWW: Comparably sized as measured by revenue, with median revenue in 2015 of $2.6 billion, and revenues that range from 0.48x to 2.65x of AAWW’s revenue (including Polar revenue), and Operate and compete for business and talent in similar industries, including transportation, logistics and aerospace services For peer comparison purposes, AAWW’s revenue includes Polar AAWW holds a 51% economic interest and a 75% voting interest in Polar Our CEO, William Flynn, serves as Chairman, CEO and President of Polar and has significant executive and operating responsibilities in that capacity Since AAWW controls the voting interests of Polar and AAWW’s CEO serves as CEO at Polar for the benefit of both AAWW (as majority owner of Polar) and Polar, we include Polar’s revenues with AAWW’s for purposes of peer group comparisons

Effective Compensation Policies and Procedures Significant “at risk” pay, with >65% of maximum total CEO and target total other NEO compensation performance-based Compensation program design does not promote excessive risk taking Share buybacks are not factored in EPS calculation for AIP purposes “Clawback” policy of annual incentive compensation1 “Double trigger” change-in-control for long-term equity and cash incentive awards2 No change of control gross-ups for tax purposes Stock ownership guidelines and recommended holding periods Extended vesting requirements for time-based equity awards No grants of stock options – performance-based vesting or extended time-vesting only No repricing of underwater stock options No hedging or pledging of shares Pay ratio disclosure – on track to comply with SEC’s new rules 1 Subject to revisions based on SEC rules 2 Only a small minority of legacy equity award agreements include single-trigger change-in-control provisions

Highly Qualified and Engaged Board

Our board consists of highly engaged directors with deep industry and subject matter expertise that enables them to provide strong leadership and counsel to management



Frederick McCorkle
Independent Chairman

Former Deputy Commandant for Aviation, Marine Corps

Compensation; Nominating and Governance



William J. Flynn
President and CEO

Former President and CEO, GeoLogistics Corporation



Carol B. Hallett
Independent Director

Of counsel, U.S. Chamber of Commerce

Compensation (Chair)



Robert F. Agnew
Independent Director

President and CEO, Morten Beyer & Agnew

Audit (Chairman); Nominating and Governance



James S. Gilmore III
Independent Director

Attorney and business consultant, Gilmore Global Group

Nominating and Governance (Chairman); Compensation



Duncan J. McNabb
Independent Director

Former Commander, Unites States Air Mobility Command and USTRANSCOM

Audit; Nominating and Governance



Timothy J. Bernlohr
Independent Director

Founder and managing member, TJB Management Consulting

Audit; Nominating and Governance



Bobby J. Griffin
Independent Director Nominee*

Former President, International Operations, Ryder System



John K. Wulff
Independent Director Nominee*

Former Chairman, Hercules Incorporated and member of the Financial Accounting Standards Board

Carol B. Hallett
Compensation Committee Chair since: 2014
Director since: 2006

Background & Experience

- Of counsel at the U.S. Chamber of Commerce since 2003 and member of the U.S. Chamber Foundation Board of Directors
- President and CEO of the Air Transport Association of America (ATA) (1995-2003)
- Senior government relations advisor with Collier, Shannon, Rill & Scott (1993-1995)
- Chair of Homeland Security at Carmen Group (2003-2004)
- U.S. Ambassador to the Bahamas (1986-1989)
- Commissioner of the Unites States Customs Service (1989-1993)

Current & Past Directorships

- **Current**: Rolls Royce-North America (2003-Present)
- **Past**: G4S Government Solutions Inc. (Private); Horizon Lines, Inc., Mutual of Omaha Insurance Company (Private)

Board Skills & Qualifications

Civil and Governmental Aviation; Corporate Governance; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

ATLAS AIR WORLDWIDE

16

Our board strives to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications that are of importance to our Company and our strategy During 2015, the board undertook a thorough review of the skills, qualifications and tenure of our directors, as well as the size of the board, in the context of our long-range strategic plan and feedback from shareholders The board identified qualifications that would enhance our current board and our ability to execute on its long-range strategic plan, including financial expertise, executive/operational experience, and backgrounds in supply chain logistics and global operations The board subsequently nominated Bobby J. Griffin and John K. Wulff for election at the 2016 annual meeting Thorough Board Self-Evaluation Process Ensures Appropriate Board Composition Strategic Planning Mergers and Acquisitions Capital Structure Corporate Governance Legal, Regulatory and Gov’t Affairs Civil and Governmental Aviation Global Operations Transportation and Security Finance and Risk Management International and National Trade Military Affairs Procurement and Distribution Board of Directors’ Skills and Qualifications Bobby J. Griffin Corporate Governance; Executive Experience; Global Operations, Transportation and Supply Chain Logistics; Procurement and Distribution; Strategic Planning; Transportation and Security John K. Wulff Finance and Accounting; Governmental and Regulatory; Capital Structure; Corporate Governance; Risk Management; Global Operations; Mergers and Acquisitions; Strategic Planning New Director Nominees: Skills and Qualifications

Annually elected directors Majority voting for uncontested Director elections Separate CEO and Chairman positions, with a strong independent Chairman role; appointed a new Chairman, Frederick McCorkle, in mid-2014 All directors are independent (except our CEO) and all board committees are 100% independent Focus on board refreshment, with regular evaluation of board composition and committee leadership; two new nominees up for election this year and recent rotation of Compensation Committee Chair No poison pill in place Ongoing dialogue with shareholders Continued Commitment to Corporate Governance Best Practices 1 2 3 4 5 6 7

Industry Leader Recognized for Best-in-Class Corporate Governance, with Industry Recognition NYSE Governance Services Leadership Awards, 2016 Finalist for Exemplary CD&A Finalist for Exemplary Shareholder Engagement Corporate Secretary Governance Awards, 2015 Finalist for Best Overall Governance, Compliance & Ethics Program (Small- to Mid-Cap) Finalist for Governance Professional of the Year (Small- to Mid-Cap), Adam Kokas, General Counsel, Chief Human Resources Officer and Secretary of Atlas Air Finalist for Best Shareholder Engagement NYSE Governance Services Leadership Awards, 2015 Finalist for Best In-House Legal Team for Corporate Governance at a Small- to Mid-Cap Company Finalist for Exemplary Shareholder Engagement The Corporate Counsel, Proxy Disclosure Awards, 2015 Finalist for Best Shareholder Letter Corporate Secretary Governance Awards, 2014 Finalist for Best Overall Governance, Compliance & Ethics Program (Small- to Mid-Cap) Finalist for Corporate Governance Team of the Year (Small- to Mid-Cap) Finalist for Governance Professional of the Year (Small- to Mid-Cap), Adam Kokas, General Counsel, Chief Human Resources Officer and Secretary of Atlas Air Finalist for Best Proxy Statement (Small- to Mid-Cap) Payload Asia Magazine, 2015 Leasing Provider/Charter Operator of the Year for the third consecutive year

Appendix

A Diverse Service Provider of Global Airfreight

We are a leading global provider of outsourced aircraft and aviation services, operating the world's largest fleet of Boeing 747 freighters, as well as providing customers the broadest array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international applications

Business Segments

ACMI (Aircraft, Crew, Maintenance, and Insurance)

- ~70-75% of AAWW block hours

ACMI

- Provides outsourced cargo and passenger aircraft operating solutions, including aircraft, crew, maintenance and insurance. Customers assume fuel, demand and yield (rate) risk and most other operational fees and costs

CMI (Crew, Maintenance and Insurance)

- Provides outsourced cargo and passenger aircraft operating solutions, including the provision of crew, maintenance and insurance, while customers provide the aircraft and assume fuel, demand and yield risk and most other operational fees and costs

Charter

- ~25-30% of AAWW block hours
- Provides cargo and passenger aircraft charter services to customers including the U.S. Military Air Mobility Command, brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers

Dry Leasing

- Revenue not tied to block hours
- Provides cargo and passenger aircraft and engine leasing solutions
- Significantly growing part of our business

ATLAS AIR WORLDWIDE

21

Convertible Note Offering $224.5 million of 2.25% Convertible Senior Notes due 2022 Issued June 2015 Convertible Offering Proceeds used to pay off debt bearing ~8.1% weighted average coupon Refinance High-Coupon Debt Use of bond hedge and warrants structure effectively increases the price at which dilution would occur to ~$95 per share Dilution Management Adds strategic flexibility to the Atlas fleet Unencumber Aircraft Accretive impact on adjusted earnings per share Accretive Impact

Reconciliation to Non-GAAP Measures For The Twelve Months Ended December 31, 2015 December 31, 2014 Net Income Attributable to Common Stockholders $ 7,286 $ 106,757 After-tax impact from: Noncash interest expenses and income, net 4,137 (68) ETI tax benefit (4,008) (34,755) Gain on investments (8,613) - Accrual for legal matters and U.S. class action professional fees .66,897 1,150 Charges associated with refinancing debt .47,049 - Special charge 11,462 10,930 Loss on disposal of aircraft 1,096 9,389 Adjusted Net Income Attributable to Common Stockholders $ 125,306 $ 93,403   Diluted EPS $ 0.29 $ 4.25 After-tax impact from: Noncash interest expenses and income, net 0.17 - ETI tax benefit (0.16) (1.38) Gain on investments (0.34) - Accrual for legal matters and U.S. class action professional fees 2.67 0.05 Charges associated with refinancing debt 1.88 - Special charge 0.46 0.43 Loss on disposal of aircraft 0.04 0.37 Adjusted Diluted EPS* $ 5.01 $ 3.72 *Items may not sum due to rounding

Reconciliation to Non-GAAP Measures December 31, 2015 December 31, 2014 Net Cash Provided by Operating Activities $ 372,887 $ 273,145 Less: Capital expenditures 45,040 24,920 Capitalized interest 1,027 453 Free Cash Flow $ 326,820 $ 247,772 For the Year Ended

Reconciliation to Non-GAAP Measures $ millions 12/31/15 12/31/14 12/31/13 12/31/12 12/31/11 Income before income taxes $ (17.2) $ 89.5 $ 117.8 $ 205.3 157.0 Special charge 17.4 15.1 18.6 .- 5.4 Noncash interest expenses and income, net 4.4 (0.1) (1.1) (1.1) (0.9) Accrual for legal matters/U.S. class action prof. fees 104.4 1.3 .- .- .- Pre-operating expenses .- .- .- .- 17.1 Insurance Gain .- .- .- (6.3) .- Loss on early extinguishment of debt .69.7 .- 5.5 0.6 .- Loss on disposal of aircraft / Fleet retirement costs 1.5 14.7 0.4 1.1 (0.4) Gain on investments (13.4) - - - - Adjusted pretax income $ 166.9 $ 120.5 $ 141.2 $ 199.6 178.3   Net interest expense $ 81.1 $ 85.3 $ 61.5 $ 26.2 (5.7) Other non-operating expenses 1.3 1.1 2.0 0.8 (0.2) Adjusted operating income $ 249.2 $ 206.9 $ 204.7 $ 226.6 172.4 Depreciation and amortization 128.7 120.8 86.4 62.5 39.3 EBITDA, as adjusted $ 377.9 $ 327.7 $ 291.1 $ 289.1 211.8 *Items may not sum due to rounding

Reconciliation to Non-GAAP Measures